EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
UPDATES 2009 EARNINGS EXPECTATIONS
RALEIGH, NC (July 13, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM) reported today that it now expects 2009 net earnings to be in a range of $2.70 to $3.30 per diluted share. The revised earnings range is driven by three primary factors: (i) a weaker and slower-than-expected recovery of the general United States economy; (ii) a marked decrease in transportation infrastructure spending resulting from a decline in state revenues and a longer-than-expected delay in federal stimulus projects moving to the construction stage; and (iii) an adverse weather-affected first half of the year.
Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials commented, “As we have consistently indicated, we have expected our 2009 performance to be driven primarily by anticipated economic growth in the second half of the year. This growth was to be principally fueled by federal economic stimulus, or the American Recovery and Reinvestment Act, which was specifically crafted to provide for increased construction and for investment in the nation’s infrastructure.
“Among other things, this stimulus program was designed to address job creation as well as the underlying demand in infrastructure repair and expansion together with industrial-related construction activity. While we have seen an increase in bidding activity for infrastructure projects and awarding of projects to successful bidders by a significant number of states, we now believe that 25% of projects will commence later in the year with most of the remainder coming in 2010. The pace at which these projects have moved to the actual construction stage, to date, is slower than expected even though the majority of the work is resurfacing. Aside from the federal programs, a number of states are challenged with their own budgets as revenues decline. This has caused most states to pull back and defer on state funded projects.
“We have seen resurgence in alternative-energy construction projects, namely wind farms in Iowa and south Texas, and we are benefiting from the continued strength of the farm economy through our position in the Midwest. Commercial construction activity remains weak, primarily in office and retail construction, and there has been little change in the residential construction markets, although the indicators point to the beginning of recovery in the second half of 2009.
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MLM Updates 2009 Earnings Expectations

July 13, 2009
“We continue to adjust our operating plan in response to the current economic environment with a strict focus on cost containment and maintaining our strong financial base. Favorable energy prices have helped mitigate the impact of declining volumes on the operating leverage of the aggregates business and we continue to maintain excellent productivity, as measured by tons per worked man hour. We are carefully controlling headcount as well as the number of hours worked. We have fully integrated the aggregates quarries that we acquired from Cemex in June 2009 and are positive about their contribution this year and going forward.
“Our Specialty Products segment has experienced a decline in dolomitic lime volume, which is used in both our chemicals products and as a fluxing agent in steel production. With steel production forecasted to decline in line with general industrial demand, we do not expect volume growth in dolomitic lime in 2009.
“Based upon our current economic view, our 2009 guidance of net earnings per diluted share in the range of $2.70 to $3.30, including the effect of the economic stimulus plan, incorporates the following assumptions: aggregates volumes to range from down 13% to 18% compared with 2008; the rate of price increase for the aggregates product line to range from 3.5% to 5% compared with 2008; and Specialty Products segment to contribute $28 million to $30 million in pretax earnings.
“Although it is too early to provide guidance for 2010, we have begun to frame our view on the upcoming year. As noted above, we see some of the projects that we had earlier anticipated to commence in 2009 now beginning next year. Specifically, we believe there will be a significant increase in infrastructure related projects as the effects of federal economic stimulus work their way into the economy. We continue to believe we will see a moderate increase in aggregates volume to portions of home building and steady growth for chemical grade aggregates used for flue gas desulfurization and in agricultural lime, as well as ballast used in the railroad industry. These markets cumulatively comprised 69% of our 2008 aggregates volumes, and we expect them to increase in 2010. Commercial construction represents the balance of our aggregates volume and, while we expect a decline in commercial construction volumes in 2010, we do not have meaningful visibility into these markets at this time. Aggregates pricing growth in 2010 is expected to trend closer to our 20-year average,” Zelnak concluded.
RISKS TO EARNINGS EXPECTATIONS
The 2009 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2009 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and that performance’s effect on construction activity. Management has estimated its earnings range, assuming a stabilization of the United States economy in the second half of 2009. Should the second half 2009 stabilization not occur or the economy is worse than currently expected, earnings could vary significantly.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued decline in commercial construction, a further decline in residential construction, continued delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures and these states disproportionately affect revenue and profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability.
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MLM Updates 2009 Earnings Expectations

July 13, 2009
Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Changing diesel costs also affect transportation costs, primarily through fuel surcharges in our long-haul distribution network. The Corporation’s earnings expectations do not include rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2009 at the level experienced in 2008 and, in fact, expectations are that reduced diesel costs will contribute $35 million to $50 million in profitability in 2009. The Corporation experienced favorable diesel costs in the first quarter 2009, but there is no guarantee that this level of cost decrease will continue. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Atlantic Ocean and Gulf Coast hurricane activity is most acute from June to November and can cause significant disruption to production activity and increase production costs. Opportunities to reach the upper end of the earnings range depend on demand exceeding expectations for the aggregates product line.
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on commercial and residential construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionately.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemical and dolomitic lime. For more information about Martin Marietta Materials, refer to our Web site at www.martinmarietta.com.
Investors are cautioned that all statements in this Press Release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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